                                                                    EXHIBIT 23.2




                       CONSENT OF DILLON, READ & CO. INC.



     We hereby consent to the use of Annex C containing our opinion letter dated October 20, 1994 to the Special Committee of the Board of Directors of Jones Intercable. Inc. ("Intercable") in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the proposed reorganization and liquidation of Jones Spacelink, Ltd. and the sale of Intercable Class A Common Stock to Bell Canada International Inc. and to the references to our firm in such Joint Proxy Statement/Prospectus. In giving this consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                        DILLON, READ & CO. INC



                                        By: /s/ FRANCIS A. L'ESPERANCE
                                            Francis A. L'Esperance

New York, New York
October 21, 1994